Exhibit 10.114

PREPAID FORWARD PURCHASE AGREEMENT

This Prepaid Forward Purchase Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 31, 2016 (the “Agreement Date”), is made by and between Racine Funding Co, LLC, a New York limited liability company (“Purchaser”), on the one hand, and Rennova Health, Inc., a Delaware corporation (“Rennova”), Biohealth Medical Laboratory, Inc., a Florida corporation (“Biohealth”), and PB Laboratories, LLC, a Florida limited liability company (“PB,” and collectively with Rennova and Biohealth, jointly and severally, “Seller”), on the other hand. Christopher Eric Diamantis, an individual who resides in Florida (“Diamantis”), is also a Party hereto and is referred to herein as “Guarantor.” In consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and Guarantor agree as follows:

ARTICLE I

DEFINITIONS

Section 1. Definitions. The following terms shall have the following meanings when used in this Agreement:

“$” or “Dollars” means United States Dollars.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Agreement Date” has the meaning given to it in the preamble to this Agreement.

“Agreement Termination” means the elimination of any previously existing right or obligation created by the terms of this Agreement within the meaning of Section 1234A of the IRC.

“Collateral” has the meaning given to it in the Seller Security Agreement.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance, or other adverse claim against title of any kind; (b) purchase, option, call, or put agreement or arrangement; (c) subordination agreement or arrangement; (d) prior sale, transfer, assignment, or participation by Seller of the Transferred Rights, the Proceeds, or any interest in the Litigation; or (e) agreement or arrangement to create or effect any of the foregoing.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, governmental authority, fund, investment account, or other person or entity.

“Guarantor Security Agreement” means the security agreement of even date herewith, made by Guarantor for the benefit of Purchaser in connection with this Agreement.

“including” means including, but not limited to.

“Indebtedness” means, without duplication, all items that constitute (a) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business); (b) obligations arising under letter of credit facilities, bonds, notes or other instruments; (c) all liabilities secured by any Encumbrance on any of Seller’s property (other than mechanics’, repairmen’s or other like non-consensual statutory Encumbrances arising in the ordinary course of business with respect to obligations that are not past due); and/or (d) all guarantees or other liabilities with respect to any indebtedness of any other Entity.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations in effect thereunder.

“Late Payment Penalty” has the meaning given to it in Section 2.2(b).

“Litigation” means the cases captioned BioHealth Medical Laboratory, Inc. et al v. Connecticut General Life Insurance Company et al, Case No. 15-cv-23075, in the United States District Court for the Southern District of Florida; BioHealth Medical Laboratory, Inc. et al v. Connecticut General Life Insurance Company et al, Case No. 16-10978, in the United States Court of Appeals for the Eleventh Circuit; and BioHealth Medical Laboratory, Inc. et al v. Connecticut General Life Insurance Company et al, Case No. 16-cv-20807, in the United States District Court for the Southern District of Florida, including the same matters if transferred to any other jurisdictions or forums (arbitral, judicial, or otherwise), together with (a) any and all claims, suits, causes of action, proceedings, and other rights relating to, or arising from, such matters, including those relating to Connecticut General Life Insurance Company and Cigna Health and Life Insurance Company’s denial of claims for toxicology and other medical testing performed by Seller and its affiliates, (b) any and all appellate proceedings, proceedings on remand, and enforcement, ancillary, parallel, or alternate dispute resolution proceedings and processes arising out of or related to such matters, and (c) any additional cases, lawsuits, arbitration matters, or other proceedings filed or initiated by or on behalf of Seller based upon the same or substantially similar claims.

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“Litigation Counsel” means Akerman LLP.

“Litigation Counsel Letter” means the letter, in a form approved by Purchaser, from Seller to Litigation Counsel, and agreed to by Litigation Counsel, that relates to the payment of the Proceeds to Purchaser pursuant to this Agreement.

“Party” means each of Seller, Purchaser, and Guarantor, and Seller, Purchaser, and Guarantor are collectively referred to as the “Parties.”

“Proceeds” means any and all proceeds, receivables, property, cash, and other consideration payable to, or on behalf of, Seller in connection with the Litigation (whether by suit, judgment, settlement, or otherwise), including (a) any recovered attorneys’ fees and costs, (b) any consequential, actual, punitive, exemplary, or treble damages on account thereof, and (c) any interest awarded or later accruing on the foregoing. The Proceeds will be calculated and determined without taking into consideration and prior to deduction of (i) any taxes payable by Seller in connection with the Proceeds, (ii) setoffs of any kind, including setoffs in respect of any claim or counterclaim asserted against Seller by any Entity, or (iii) fees and/or expenses incurred in connection with the Litigation or the collection of any Proceeds. If the Proceeds include non-cash components (e.g., shares of stock), Seller shall pay Purchaser based on Proceeds including the cash value thereof, with such value expressly agreed to by Purchaser, or monetize said non-cash Proceeds as soon as commercially reasonable in a manner expressly agreed to by Purchaser. For the avoidance of doubt, the Proceeds do not include receivables owed by Connecticut General Life Insurance Company or Cigna Health and Life Insurance Company to Seller and its affiliates that are not in connection with the Litigation.

“Purchase Price” means an amount equal to $5,000,000.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Security Agreements” means the Guarantor Security Agreement and the Seller Security Agreement.

“Seller Security Agreement” means the security agreement of even date herewith, made by Seller for the benefit of Purchaser in connection with this Agreement.

“Seller” has the meaning given to it in the preamble to this Agreement.

“Total Investment Return” means an amount of the Proceeds equal to the sum of: (a) the greater of (i) an amount equal to the Purchase Price plus a 20% per annum investment return thereon, accruing daily and compounding annually, and (ii) $5,500,000, plus (b) either (x) $250,000, if paid in full along with payment in full of the amount set forth in the foregoing clause (a) within one hundred eighty (180) days of the Agreement Date, or (y) $500,000, if paid in full along with payment in full of the amount set forth in the foregoing clause (a) at any time after the date that is one hundred eighty (180) days after the Agreement Date, plus (c) the product of (i) the Proceeds minus the amounts set forth in the foregoing clauses (a) and (b), multiplied by (ii) 20% (expressed as a decimal), plus (d) the Late Payment Penalty, if any.

“Transaction Documents” means, collectively, this Agreement, the Security Agreements, the Litigation Counsel Letter, and any other documents, instruments, or certificates entered into or delivered in connection with this Agreement.

“Transferred Rights” means all of Seller’s right, title, and interest in and to the Proceeds in an amount equal to the Total Investment Return.

ARTICLE II

TERMS OF INVESTMENT

Section 2.1. Purchase Price. Purchaser agrees, on the Agreement Date, to pay the Purchase Price to Seller in immediately available funds pursuant to “Seller’s Wire Instructions” set forth on Exhibit A. In consideration of the Purchase Price, Seller absolutely assigns, conveys, sells, sets over, transfers, and warrants to Purchaser all rights, title, benefits, and interests of Seller in and to the Transferred Rights, free and clear of any Encumbrance.

Section 2.2. Investment Return.

(a)	Seller immediately will notify Purchaser of its receipt of any Proceeds (whether by Litigation Counsel for Seller’s account or otherwise). Within three (3) business days of Seller (or Litigation Counsel) receiving any Proceeds, Seller will pay (or cause to be paid) the Proceeds to Purchaser until an aggregate amount equal to the Total Investment Return has been paid to Purchaser (together with all other unpaid fees and amounts, if any, payable to Purchaser pursuant to the Transaction Documents) in immediately available funds in accordance with “Purchaser’s Wire Instructions” set forth on Exhibit A. Seller agrees to satisfy its obligations hereunder prior to making any other payments from the Proceeds to any other Entity, including Seller or Seller’s equity owners. All payments to Purchaser shall be made free of any withholding, setoff, recoupment, or deduction of any kind except as required by law. In order to secure payment of the Proceeds and as a condition to Purchaser’s entering into this Agreement, on or prior to the Agreement Date, (i) Seller has delivered the Litigation Counsel Letter, which provides instructions for payment of the Proceeds that are consistent with the terms of this Section 2.2, to Litigation Counsel and Litigation Counsel has agreed to the Litigation Counsel Letter, and (ii) Seller has delivered the Litigation Counsel Letter to Purchaser as executed by Seller and Litigation Counsel.

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(b)	If Seller defaults in the timely payment of the Total Investment Return in accordance with Section 2.2(a), then, until such defaulted amount shall have been paid in full (by either Seller or Guarantor), to the extent permitted by law, all amounts outstanding under this Agreement and the other Transaction Documents shall be subject to a late payment penalty, payable on demand, of 30.0% per annum, accruing daily and compounding annually (the “Late Payment Penalty”).
(c)	If, as of the one (1) year anniversary of the Agreement Date, Seller has not paid the Total Investment Return to Purchaser for any reason (including that no Proceeds have been generated), (I) Seller shall pay the amount set forth in clause (a) of the definition of Total Investment Return (i.e., $6,000,000 less any amounts previously paid by Seller to Purchaser hereunder) to Purchaser as of such one (1) year anniversary in immediately available funds in accordance with “Purchaser’s Wire Instructions” set forth on Exhibit A, (II) the amounts set forth in clauses (b) and (c) of the definition of Total Investment Return shall remain due and owing to Purchaser (to the extent Proceeds are generated in excess of $6,000,000), and (III) the amount set forth in clause (d) of the definition of Total Investment Return shall remain due and owing to Purchaser (to the extent applicable). If Seller fails to satisfy the covenant set forth in the foregoing clause (I), (w) Guarantor shall, within one (1) business day after the one (1) year anniversary of the Agreement Date, pay the amount set forth in such clause (I) (i.e., $6,000,000 less any amounts previously paid by Seller to Purchaser hereunder) to Purchaser in immediately available funds in accordance with “Purchaser’s Wire Instructions” set forth on Exhibit A, (x) the amount set forth in clause (a) of the definition of Total investment Return shall remain due and owing to Purchaser to the extent Proceeds are generated (and, with respect to up to the first $6,000,000 of such Proceeds received by Purchaser from Seller, Purchaser shall promptly pay over such amount to Guarantor to the extent that Guarantor satisfied his obligation pursuant to the foregoing clause (w)), (y) the amounts set forth in clauses (b) and (c) of the definition of Total Investment Return shall remain due and owing to Purchaser (to the extent Proceeds are generated in excess of $6,000,000), and (z) the amount set forth in clause (d) of the definition of Total Investment Return shall remain due and owing to Purchaser (to the extent applicable).

Section 2.3. Agreement Termination. This Agreement creates rights and obligations of each of the Parties. The Parties intend that any rights and obligations created as a consequence of this Agreement shall terminate (within the meaning of Section 1234A of the IRC) upon Purchaser’s receipt of the Total Investment Return in accordance with Section 2.2. For the avoidance of doubt, Article I, Article III, Section 4.5, Article V, and Article VI shall survive any such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Mutual Representations. Each Party represents and warrants to the other Party as of the Agreement Date that:

(a)	It has the power and authority to enter into and deliver this Agreement and the other Transaction Documents and to perform its obligations under the Transaction Documents.
(b)	The execution, delivery, and performance of the Transaction Documents by it does not conflict with, and will not result in a violation of, (i) any of such Party’s organizational documents; (ii) any agreement or other instrument that may be binding upon such Party or its assets or property; or (iii) any law, governmental regulation, court decree, or order applicable to such Party or such Party’s assets or property.
(c)	The Transaction Documents have been duly authorized, executed, and delivered by it, and constitute the legal, valid, and binding obligations of it, as well as its successors and assigns, enforceable in accordance with their respective terms.
(d)	No notice to, registration with, consent of, or any other action by any Entity (including any court) is or will be required for such Party to perform its obligations under the Transaction Documents.

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(e)	It has engaged independent legal counsel and tax advisors, who have reviewed the Transaction Documents and advised such Party about the applicable terms and obligations.

Section 3.2. Seller’s Representations. Seller represents and warrants to Purchaser as of the Agreement Date that:

(a)	Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; is duly qualified to do business in and is in good standing in every jurisdiction where Seller is operating its business; and has all powers and all governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted.
(b)	Seller is the sole legal and beneficial owner of and has good title to the Litigation, the Proceeds, and the Transferred Rights, free and clear of any Encumbrance (except for the Encumbrance in favor of TCA Global Credit Master Fund, LP).
(c)	There are no suits, investigations, or proceedings pending, or to the knowledge of Seller, threatened, against Seller that may adversely affect it, the Litigation, the Proceeds, the Transferred Rights, or its other assets.
(d)	Seller has not received any payments or other distributions in connection with the Litigation. Any payments to be made to Seller with respect to the Litigation or the Proceeds are not subject to any rights of subordination or setoff.
(e)	Seller has provided to Purchaser true, correct, and complete copies of (i) all material documents and other information relating to the Litigation that are necessary for Purchaser to sufficiently and effectively evaluate the merits of, the likelihood that Seller will prevail in, the level of damages to be awarded in, and the likelihood of Seller to collect from, the Litigation; and (ii) financial statements and other documents of Seller as filed with the Securities and Exchange Commission; provided, however, that Seller has not provided such documents and information to the extent that such disclosure would result in the loss of protection under the attorney-client privilege (“Excluded Information”). Even without the Excluded Information, Seller has provided Purchaser with sufficient information to evaluate the merits of, the likelihood that Seller will prevail in, the level of damages to be awarded in, and the likelihood to collect from, the Litigation. Seller reasonably believes that Seller will prevail in the Litigation. The documents and information delivered to Purchaser do not contain any untrue statement by Seller of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.
(f)	Before and after giving effect to the Transaction Documents, Seller is solvent and has the economic capability to perform its obligations under the Transaction Documents.
(g)	(i) Seller has no Indebtedness outstanding or (ii) (A) Seller has disclosed the material terms of such Indebtedness in writing to Purchaser, (B) Seller is not in default under the documents governing such Indebtedness, and (C) such Indebtedness is not secured by the Collateral (except for the Encumbrance in favor of TCA Global Credit Master Fund, LP).
(h)	Except for the Transaction Documents, Seller has not entered into any assignment, financing, or other investment arrangement relating to the Litigation, the Proceeds, or the Transferred Rights.
(i)	Seller has sole control of the Litigation and any settlement decisions related thereto and will not delegate such control to any Entity.
(j)	Purchaser has not provided Seller with any legal, tax, or investment advice regarding selling the Transferred Rights or entering into the Transaction Documents. Seller is capable of evaluating and understanding the terms, risks, and conditions of the transactions contemplated by the Transaction Documents.
(k)	Seller brought and continues to pursue the Litigation in the exercise of its independent judgment in consultation with its counsel. Purchaser has not prompted or encouraged initiation of any Litigation, and, regardless of the existence of this Agreement, Seller would have brought and would continue to pursue the Litigation.

ARTICLE IV

COVENANTS

Section 4.1. Preservation of Existence; Compliance with Laws. Seller will preserve and maintain its existence, rights, franchises, and privileges in the jurisdiction of its organization, and will qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges, and qualification could reasonably be expected to have a material adverse effect on the Litigation, Seller’s financial condition, or the collection of any Proceeds. Seller will not, without the prior written consent of Purchaser, (a) operate under any other name or (b) cease operations, liquidate, dissolve, merge into, or consolidate with any other Entity.

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Section 4.2. Information. Seller agrees and undertakes to keep Purchaser informed about the progress of the Litigation and the collection of the Proceeds, including providing sufficient details to enable Purchaser to continue to evaluate the merits of, the likelihood that Seller will prevail in, the level of damages to be awarded in, and the likelihood of Seller to collect from, the Litigation. Seller has irrevocably instructed Litigation Counsel to provide Purchaser with all material non-privileged information in connection with the Litigation (including copies of documents filed in connection with the Litigation) as soon as practicable. Promptly after becoming aware thereof, Seller will inform Purchaser of any event that could reasonably be expected to have a material adverse effect on the Litigation or the collection of any Proceeds. In addition, Seller agrees to provide to Purchaser any documentation or information reasonably requested by Purchaser that relates to the transaction contemplated by this Agreement or Seller’s business, including bank statements, audited and unaudited financial statements, and tax returns, in each case promptly following each request by Purchaser.

Section 4.3. Litigation. At all times, Seller will maintain complete control of the Litigation and any settlement decisions related thereto. Seller will consult with Purchaser before accepting or rejecting any settlement offer in connection with the Litigation, but Seller will have no obligation to follow Purchaser’s advice. Seller will: (a) use its best efforts to enforce its rights and prosecute the Litigation with all due skill, care, and speed; (b) use its best efforts to prevail in the Litigation; (c) use its best efforts to obtain an outcome in the Litigation that maximizes the amount of Proceeds; (d) use its best efforts promptly to collect any Proceeds payable in connection with the Litigation; and (e) cause its members, managers, directors, partners, shareholders, officers, executives, employees, and agents to promptly and fully assist Litigation Counsel as reasonably necessary in connection with the foregoing; provided, however, that nothing in this Agreement shall require Seller to continue the Litigation to the extent Seller reasonably determines that the Litigation no longer has merit. To the extent not paid by the Purchase Price or otherwise covered or advanced by Litigation Counsel, Seller will be responsible for the prompt payment of any and all fees, costs and expenses necessary to prosecute the Litigation to a successful completion.

Section 4.4. Default. Seller shall promptly notify Purchaser of any default under the Transaction Documents.

Section 4.5. True Sale. Seller and Purchaser intend and agree that the transactions contemplated by the Transaction Documents shall constitute a true sale and absolute transfer of the Transferred Rights to Purchaser, thereby providing Purchaser with the full risks and benefits of ownership of the Transferred Rights, and each of Seller and Purchaser agrees that the transactions contemplated by the Transaction Documents shall be reflected on their respective books and records in a manner consistent with this intent and agreement. Notwithstanding that Seller and Purchaser intend that this transaction be a true sale, in an abundance of caution, in the event that such sale and assignment ever is characterized as a loan or other financial accommodation and not as a true sale, or that such sale shall for any reason be ineffective or unenforceable as such, each as determined in a judicial, administrative or other proceeding (any of which, a “recharacterization”), Seller is entering into the Seller Security Agreement to grant to Purchaser a security interest in the Collateral.

ARTICLE V

INDEMNIFICATION

Section 5.1. Indemnification and Repurchase. Seller shall indemnify, defend, and hold Purchaser and its officers, directors, managers, agents, partners, members, shareholders, controlling entities, and employees (collectively, “Indemnitees”), harmless from and against any liability, claim, cost, loss, judgment, damage, or expense (including reasonable attorneys’ fees and expenses) (“Losses”) that any Indemnitee incurs or suffers (a) as a result of, or arising out of, a breach of any of Seller’s representations, warranties, covenants, or agreements in the Transaction Documents, and/or (b) in connection with the Litigation, including as a result of third-party discovery proceedings. In addition, in the event of (i) a breach of any of Seller’s representations and warranties in the Transaction Documents, or (ii) a breach of any of Seller’s covenants or agreements in the Transaction Documents that continues unremedied for a period of ten (10) business days after written notice thereof (or three (3) business days, with respect to a default in the payment of any amount owed under the Transaction Documents), Purchaser shall have the right, in addition to any other rights or remedies, to require Seller to repurchase the Transferred Rights for an amount equal to (x) the Purchase Price less any amounts thereof already paid to Purchaser, plus (y) interest on the Purchase Price at a rate of 30.0% per annum, accruing daily and compounding annually, plus (z) any Losses resulting from or arising out of such breach.

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ARTICLE VI

MISCELLANEOUS

Section 6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any principles of law that would require the application of the laws of another state).

Section 6.2. Income Tax Treatment. For income tax purposes, the transaction set forth herein shall be considered and treated as a prepaid forward contract, and in any event does not represent indebtedness for federal income tax purposes. Each Party will be responsible for the payment of its own income tax liabilities incurred in connection with the Transaction Documents in a manner consistent with such treatment. To the maximum extent permitted by law, the payment of the Total Investment Return to Purchaser shall constitute an Agreement Termination resulting in a disposition of any assets created or transferred as a result of this Agreement. Seller will not issue any Form 1099 to Purchaser in connection with payments made to Purchaser under this Agreement.

Section 6.3. Relationship of the Parties; Election Out of Partnership Status. The relationship between Seller, on the one hand, and Purchaser, on the other, shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement and the other Transaction Documents are not intended to create, and shall not be construed to create, a joint venture or a relationship of partnership or an association for profit between or among Seller and Purchaser or any other Entity. Notwithstanding any provision herein that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership (the “Partnership”), each Party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the IRC as permitted and authorized by IRC Section 761 and the regulations promulgated thereunder. Purchaser is authorized and directed to execute on behalf of the Partnership such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service. Should there be any requirement that each Party hereby affected give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with the election made hereby. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

Section 6.4. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any other Transaction Document, or the breach thereof, shall be settled by confidential arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. For the avoidance of doubt, the Parties agree that even claims for emergency equitable relief, such as a temporary restraining order, may be sought only in arbitration pursuant to this Section 6.4. The arbitrator will have the authority to: (a) compel adequate discovery for the resolution of the dispute, (b) award any and all remedies that any Entity would be entitled to seek in a court of law, and (c) determine its own jurisdiction by interpreting the scope of this arbitration clause and whether a controversy or claim arises out of or relates to this Agreement or any other Transaction Document. Notwithstanding the foregoing, this Section 6.4 shall not limit the right of Purchaser, as a secured party, to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as, but not limited to, writ of possession or appointment of a receiver, or additional or supplementary remedies. The prevailing party in any arbitration pursuant to this Section 6.4, as determined by the arbitrator, shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, costs, and expenses incurred in connection with the arbitration, in addition to any other relief to which such prevailing party may be entitled. By agreeing to binding arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim arising out of or relating to this Agreement or any other Transaction Document, or the breach thereof. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim. WHETHER A CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

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Section 6.5. Confidentiality. The Parties agree that the existence of this Agreement and any other Transaction Document, and the fact of and details surrounding the relationship between the Parties reflected by the Transaction Documents, shall be held in strictest confidence unless the Parties agree in writing to disclose certain information (including for strategic benefit in the Litigation) or as otherwise required by applicable law. The Parties agree that the Transaction Documents may not be used in connection with, or as the basis of documents for, any other transaction by Seller (other than a transaction with Purchaser), Seller’s counsel, or any of Seller’s officers, directors, managers, agents, partners, members, shareholders, controlling entities, and employees.

Section 6.6. Mutual Drafting. The Transaction Documents will be deemed to have been jointly drafted by the Parties and no provision shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Transaction Documents as a whole.

Section 6.7. Transfers.

(a)	At any time after payment by Purchaser of the Purchase Price, Purchaser may freely sell, assign, participate, or otherwise transfer (each, a “Transfer”) all of its rights and obligations under the Transaction Documents.
(b)	Without Purchaser’s prior written consent, Seller shall not cause or permit any Encumbrances on (except for the Encumbrance in favor of TCA Global Credit Master Fund, LP), enter into any financing or hedging arrangement with respect to, or Transfer any of its interests in, the Litigation, the Proceeds, the Transferred Rights, or any other Collateral.
(c)	Seller shall not Transfer any of its rights or obligations in the Transaction Documents.
(d)	The Transaction Documents, including the representations, warranties, covenants, and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon, and be enforceable by and against the Parties and their respective successors and permitted assigns.

Section 6.8. Costs and Expenses. Each Party will pay such Party’s own costs and expenses incurred in connection with this Agreement and the other Transaction Documents. Seller will pay Purchaser’s costs and expenses incurred in connection with enforcing Seller’s obligations under the Transaction Documents.

Section 6.9. Amendment; Waiver. No amendment of any provision of the Transaction Documents shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of the Transaction Documents, nor consent to any departure by any Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under the Transaction Documents preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein and in the other Transaction Documents (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

Section 6.10. Entire Agreement. This Agreement, the Security Agreements, and any and all other Transaction Documents embody the final, entire agreement of the Parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and shall not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

Section 6.11. Further Assurances. Each Party agrees to (a) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents, and instruments and (b) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the other Transaction Documents.

Section 6.12. Severability; Construction. If any provision of this Agreement or the other Transaction Documents is held invalid, the remainder of this Agreement and the other Transaction Documents shall nevertheless remain in full force and effect, and the application of such provision to one Party or circumstance shall not render that provision invalid or unenforceable as to any other Party or circumstance. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, that if the offending provision cannot be so modified, it shall be stricken and all other provisions of the Transaction Documents in all other respects shall remain valid and enforceable. If, for any reason, any provision of the Transaction Documents is invalidated in a way that reduces the amount of the Transferred Rights payable to Purchaser, then the Parties agree to promptly modify the Transaction Documents in a way that will allow Purchaser to receive payments equal to the lesser of (a) the maximum amount permitted by law and (b) the Transferred Rights. The Transaction Documents shall be construed in such a manner as to give full force and effect to all provisions of this Agreement and the other Transaction Documents; provided, however, that in the event of any irreconcilable conflict between the terms and provisions contained in this Agreement and in any of the other Transaction Documents, the terms and provisions of this Agreement shall control. Section or other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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Section 6.13. Survival. All representations, warranties, covenants, indemnities, and other provisions made by the Parties shall be considered to have been relied upon by the Parties, and shall survive the execution, delivery, and performance of the Transaction Documents.

Section 6.14. Notices. All notices given pursuant to the Transaction Documents shall be in writing and shall be deemed effective upon: (a) personal delivery to the Party to be notified; (b) in the case of e-mail, upon the receiving Party of such e-mail acknowledging receipt in writing; or (c) one (1) business day after deposit with a nationally recognized overnight courier for next business day delivery with written verification of receipt. Communications shall be sent to the appropriate addresses as set forth on Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.14.

Section 6.15. Counterparts. This Agreement and the other Transaction Documents may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by facsimile, electronic mail or other form of electronic transmission of an executed counterpart of any Transaction Document shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement and any other Transaction Document shall be deemed to be a duplicate original.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Agreement Date.

SELLER:

RENNOVA HEALTH, INC.

By:

Name:

Title:

BIOHEALTH MEDICAL LABORATORY, INC.

By:

Name:

Title:

PB LABORATORIES, LLC

By:

Name:

Title:

PURCHASER:

RACINE FUNDING CO, LLC

By:

Name:

Title:

GUARANTOR:

Christopher Eric Diamantis

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